Exhibit 99.1

Cantel Promotes Peter Clifford to Chief Operating Officer and Appoints Shaun Blakeman as Chief Financial Officer
Leadership changes to advance growth and strengthen focus to better align with business needs

LITTLE FALLS, N.J., May 13, 2019 - Cantel Medical Corp. (NYSE: CMD) announced today that Peter Clifford has been promoted to Executive Vice President and Chief Operating Officer. As part of this change in leadership, Shaun Blakeman has been appointed as Senior Vice President and Chief Financial Officer. Mr. Clifford and Mr. Blakeman will be located in Little Falls, N.J. and will serve on the Executive Leadership Team.

In this role, Mr. Clifford will partner together with George L. Fotiades, President and Chief Executive Officer, to oversee Cantel’s overall business operations. He will work in close partnership with regional and divisional heads and focus on the commercial part of the business to drive profitability, ensuring that the organization is executing on the right strategic priorities to support future growth.

“During Peter’s four years of service at Cantel, he has made significant contributions to build the finance organization and has proven his expertise in operational discipline across the Company,” said George Fotiades, President and CEO. “I am confident that Peter’s experience throughout the growth of the company and tenacity have set him apart as a true visionary leader that will help us reach new levels of success at Cantel. I am excited to work in close partnership with Peter, and believe that together, we can deliver better value to the patients, customers, employees, shareholders and the markets we serve.”

Most recently, Mr. Clifford served as Executive Vice President and Chief Financial Officer for the Company. Prior to joining Cantel, he had more than twenty years’ experience in the manufacturing and industrial industry. Mr. Clifford served as Vice President of Operations, Finance and Information Technology of IDEX Corporation, and held various senior financial positions for General Electric.

As a result of Mr. Clifford’s promotion, Shaun Blakeman will take on the role of SVP and Chief Financial Officer. In this role, Mr. Blakeman will be responsible for all financial reporting, financial planning and analysis, auditing, treasury, strategic planning and management and investor relations.

Mr. Blakeman worked for Cantel from 2016 to 2018 as VP of Finance for Cantel’s Medical division. During that time, he played an integral role in the overall management, direction, and integrity of the Accounting, Finance, and Financial Reporting functions globally for the Medical business.

“I am thrilled to welcome Shaun back to the Cantel family and to the Executive Leadership Team. I believe he is an ideal candidate to lead the global Finance function and his strong leadership capabilities will allow us to continue to focus on profitability and advance the growth of Cantel,” said Mr. Fotiades. “As an accomplished executive with a proven success record, Shaun is poised to make meaningful contributions to further enhance the organization and drive impact for those who rely on us most.”

Most recently, Shaun was Senior Finance Director at Medtronic. Prior to working at Cantel, he held leadership roles with increasing responsibility for almost five years at IDEX Corporation.
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About Cantel
Cantel is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com

Contact: Milicent Brooks	Matt Micowski
Head of Corporate Communications	VP, Corporate FP&A and Investor Relations
mbrooks@cantelmedical.com	mmicowski@cantelmedical.com
Phone: (973) 774-7452	Phone: (973) 774-7455